Exhibit (a)(1)(B)
FORM OF E-MAIL ANNOUNCEMENT OF OFFER TO EXCHANGE

To:	Eligible Optionholders

Date:	January 20, 2009

Subject:	Unica Corporation Offer to Exchange Certain Outstanding Stock Option Grants for New Stock Option Grants
We are pleased to announce that Unica Corporation (“Unica” or the “Company”) is officially commencing its Offer to Exchange Certain Outstanding Stock Option Grants for New Stock Option Grants (referred to as the “Offer to Exchange” or the “Exchange Offer”) today, January 20, 2009. The offer and withdrawal rights will remain open until 8:00 p.m., Eastern Time, on February 26, 2009, unless the Exchange Offer is extended. This Offer to Exchange is contingent upon the approval by Unica’s stockholders of the proposal relating to the option exchange program at our Annual Meeting of Stockholders scheduled for February 26, 2009. If our stockholders do not approve the proposal relating to the Offer to Exchange, Unica will terminate the Offer to Exchange and will not be able to accept any tendered option grants.
You may take advantage of the Offer to Exchange if you are an eligible optionholder and you hold eligible option grants. These italicized terms are defined in the Offer to Exchange Certain Outstanding Stock Option Grants for New Stock Option Grants document that is attached to this e-mail. Also attached to this e-mail is an Election Form.
Please carefully read the Election Form. In order to participate in the Offer to Exchange, you must meet the criteria and follow the instructions set forth in the Election Form, including returning your properly completed and signed Election Form to Ashwin Chase so that he receives it before 8:00 p.m., Eastern Time, on February 26, 2009 (or a later expiration date if Unica extends the offer). The Election Form must be delivered using one of the delivery methods outlined in the instructions to the Election Form.
If you have any questions about the Offer to Exchange, you can contact Ashwin Chase at:
Ashwin Chase
Unica Corporation
170 Tracer Lane
Waltham, Massachusetts 02451
Phone: (781) 487-8696
Facsimile: (781) 207-5932
E-Mail: achase@unica.com